Center Bancorp, Inc. Reports Third Quarter 2009 Earnings

Union, NJ -- (GLOBE NEWSWIRE) -- 10/28/2009 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company of Union Center National Bank (UCNB or the Bank), today reported operating results for the third quarter ended September 30, 2009. Net income amounted to $1.5 million, or $0.11 per fully diluted common share, for the quarter ended September 30, 2009, as compared with earnings of $1.5 million, or $0.12 per fully diluted common share, for the quarter ended September 30, 2008.

For the nine months ended September 30, 2009, net income amounted to $3.5 million, or $0.24 per fully diluted common share, as compared to $4.1 million, or $0.32 per fully diluted common share, for the same period in 2008.

President & CEO’s Remarks

Anthony C. Weagley, CEO, commented: “We improved core earnings during the quarter which helped to fortify our existing capital position.  Our net income of $1.5 million in the quarter reflected the strong earnings base of the company, specifically on a core analysis with improved asset mix and solid margins.  This translates into  overall improved balance sheet trends.  Loans continued to reflect growth with commercial and commercial real estate demand comprising the principal areas of growth.   As we move forward, our focus will remain on preserving and growing our core business, and providing sound, prudent management of the Corporation with emphasis on credit quality."

 In looking at the outlook for Center, Mr. Weagley remarked: "While we continue to see an improvement in balance sheet strength and core earnings performance, we are still concerned with the credit stability of the broader markets. We are not yet certain when the economy will stabilize and credit trends will show signs of improvement, and therefore have continued to take steps to strengthen the balance sheet through  our capital position and underlying core earnings power.  These core competencies along with the organic growth in our franchise that is occurring should enable us to continue to invest in our businesses, building sustained shareholder value.”

“Certain credit quality indicators moderated during the period, reflected in reduced net charge-offs and other real estate owned (OREO) compared to the previous quarter in 2009. At September 30, 2009, non-performing assets totaled $13.9 million, or 1.03% of total assets, as compared with $10.8 million, or 0.80%, at June 30, 2009 and $0.7 million, or 0.06%, at September 30, 2008.  We remain cautiously optimistic on market trends and resulting challenges in the months ahead.”

“As previously announced, we are also pleased to report that in October, Center Bancorp successfully raised total gross proceeds of approximately $11 million in its rights offering and private placement with its standby purchaser. The Corporation intends to use the net proceeds of the rights offering to  commence repurchase  of the preferred stock and warrants to purchase common stock that the Corporation issued to the U.S. Department of Treasury in January 2009 under the TARP Capital Purchase Program,” added Mr. Weagley.

Key items for the quarter include:

▪	Net income of $1,535,000 for the third quarter of 2009 compared with net income of $1,201,000 for the second quarter of 2009 and $1.5 million for the third quarter of 2008.

▪
EPS of $0.11 per fully diluted common share compared with $0.08 per fully diluted common share for the second quarter of 2009 and $0.12 per fully diluted common share for the comparable third quarter period of 2008. Dividends and accretion relating to the preferred stock and warrants issued to the U.S. Treasury reduced earnings by approximately $0.01 per fully diluted common share during the third quarter of 2009.

▪
Other real estate expense amounted to $30,000 for the third quarter of 2009. The Corporation sold the residential real estate condominium project in Union County, New Jersey, which was carried as other real estate owned.

▪	FDIC insurance expense increased $292,000 over the same quarter last year due to higher FDIC assessments resulting from changes in the premium rates.

▪
Overall credit quality in the Bank’s portfolio remains high, even though the economic weakness has impacted several potential problem loans. Non-performing assets amounted to 1.03% of total assets at September 30, 2009 compared to 0.80% at June 30, 2009 and 0.06% at September 30, 2008.

▪	Strong Tier 1 capital leverage ratio of 6.74% at September 30, 2009, 7.52% at June 30, 2009, and 7.78% at September 30, 2008.

▪
An expansion in annualized net interest margin by 6 basis points to 2.79% compared to 2.73% for the second quarter of 2009 and down 30 basis points as compared to the comparable quarter of 2008, as a high level of uninvested excess cash has been accumulated due to strong deposit growth experienced during the quarter when compared to the same period last year.

▪
An increase in deposits to $961.2 million at September 30, 2009 from $955.1 million at June 30, 2009 and $677.1 million at September 30, 2008, reflecting inflows in core savings deposits and Certificate of Deposit Account Registry Service (CDARS) Reciprocal deposits, as customers’ desires for safety and liquidity became paramount in light of the financial crisis.

▪
Book value per common share amounting to $6.35 at September 30, 2009 compared to $6.14 at June 30, 2009 and $6.21 at September 30, 2008. Tangible book value per common share was $5.04 at September 30, 2009 compared to $4.83 at June 30, 2009 and $4.89 at September 30, 2008.

Selected financial ratios (annualized where applicable)

As of or for the quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Return on average assets	0.46%	0.40%	0.30%	0.66%	0.60%	0.57%
Return on average equity	6.77%	5.35%	3.52%	8.38%	7.55%	6.69%
Net interest margin (tax equivalent basis)	2.79%	2.73%	2.81%	3.01%	3.09%	3.00%
Loan/Deposit ratio	74.50%	72.68%	88.24%	102.53%	97.64%	101.61%
Stockholders' equity/total assets	6.83%	6.67%	7.98%	7.99%	7.73%	8.15%
Efficiency ratio	62.0%	96.3%	72.5%	59.7%	55.4%	67.7%
Book value per common share	$6.35	$6.14	$6.15	$6.29	$6.21	$6.18
Return on average tangible stockholders' equity	8.33%	6.61%	4.33%	10.62%	9.60%	8.41%
Tangible common stockholders' equity/tangible assets	4.92%	4.74%	5.69%	6.42%	6.19%	6.52%
Tangible book value per common share	$5.04	$4.83	$4.83	$4.97	$4.89	$4.86

Capital and Liquidity

Center remained well capitalized with strong liquidity in the third quarter of 2009. Total stockholders' equity amounted to $92.2 million, or 6.83% of total assets, at September 30, 2009. Tangible common stockholders' equity was $65.6 million, or 4.92% of tangible assets. Book value per common share was $6.35 at September 30, 2009, compared to $6.21 at September 30, 2008. Tangible book value per common share was $5.04 at September 30, 2009 compared to $4.89 at September 30, 2008.

At September 30, 2009, the Corporation’s Tier 1 Capital Leverage ratio was 6.74%, the Corporation’s total Tier 1 Risk Based Capital ratio was 10.23% and the Corporation’s Total Risk Based Capital ratio was 11.04%. Total Tier 1 capital increased to approximately $89.6 million at September 30, 2009 from $78.2 million at December 31, 2008, reflecting the Corporation’s participation in the TARP Capital Purchase Program. At September 30, 2009, the Corporation’s capital ratios continued to exceed each of the minimum Federal requirements for a bank holding company, and Union Center National Bank’s capital ratios continued to exceed each of the minimum levels required for classification as a “well capitalized institution” under the Federal Deposit Insurance Corporation Improvement Act.

Asset Quality

At September 30, 2009, non-performing assets totaled $13.9 million, or 1.03% of total assets, as compared with $10.8 million, or 0.80%, at June 30, 2009 and $0.7 million, or 0.06%, at September 30, 2008.

While overall credit quality in the Bank’s portfolio remains high, continued economic weakness has impacted several problem loans in the portfolio, which have been previously disclosed. Non-accrual loans increased from $5.0 million at June 30, 2009 to $11.4 million at September 30, 2009; this increase was due primarily to the addition of three credits, all of which are well secured. Troubled debt restructurings remained relatively unchanged at $1.0 million from June 30, 2009 to September 30, 2009. Loans past due 90 days or more and still accruing increased from $1.3 million at June 30, 2009 to $1.5 million at September 30, 2009. These loans are secured and in the process of collection. With respect to the $4.0 million industrial warehouse project placed into non-accrual during the first quarter of 2009, which was paid down to $3.7 million at September 30, 2009, the Bank is currently working with the borrowers and the participating bank that is involved with the project, in an effort to sell or lease the remaining industrial warehouse units. “Proceeds from the current units under contract, as well as the remaining units, will be used to make further principal reductions to our loan,” remarked Mr. Weagley.

The OREO balance decreased from $3.5 million at June 30, 2009 to $0.00 at September 30, 2009.  This decrease was related to the sale of the residential condominium project that was taken into OREO during the fourth quarter of 2008.

At September 30, 2009, the total allowance for loan losses amounted to approximately $7.1 million, or 1.00% of total loans. The allowance for loan losses as a percent of total non-performing loans amounted to 51.4% at September 30, 2009 as compared to 94.8% at June 30, 2009 and 929.7% at September 30, 2008.

Selected credit quality ratios (unaudited)

(Dollars in thousands)
As of or for the quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Non-accrual loans	$11,448	$5,058	$4,566	$541	$541	$265
Troubled debt restructuring	970	975	91	93	95	97
Past due loans 90 days or more and still accruing interest	1,477	1,260	-	139	18	-
Total non performing loans	13,895	7,293	4,657	773	654	362
Other real estate owned (“OREO”)	-	3,500	4,426	3,949	-	-
Total non performing assets	$13,895	$10,793	$9,083	$4,722	$654	$362
Non performing assets as a percentage of total assets	1.03%	0.80%	0.81%	0.46%	0.06%	0.04%
Non performing loans as a percentage of total loans	1.94%	1.05%	0.69%	0.11%	0.10%	0.06%
Net charge-offs	$55	$8	$906	$251	$45	$106
Net charge-offs as a percentage of average loans for the period (annualized)	0.03%	0.00%	0.53%	0.15%	0.03%	0.07%
Allowance for loan losses as a percentage of period end loans	1.00%	1.00%	1.00%	0.92%	0.92%	0.90%
Allowance for loan losses as a percentage of non-performing loans	51.4%	94.8%	145.4%	809.1%	929.7%	1,563.5%

Total Assets	$1,349,516	$1,341,603	$1,121,013	$1,023,293	$1,042,778	$986,436
Total Loans	716,100	694,214	678,017	676,203	661,157	631,221
Average loans for the quarter	693,670	686,675	679,953	670,212	651,766	601,655
Allowance for loan losses	7,142	6,917	6,769	6,254	6,080	5,660

Net Interest Income and Margin

On a linked sequential quarter basis from the second quarter of 2009 to the third quarter of 2009, the net interest spread and margin increased by 19 basis points and by 6 basis points, respectively. The Corporation’s net interest margin has been impacted by the high level of uninvested excess cash, which accumulated due to deposit growth and retention experienced during most of 2009.

The Corporation recorded net interest income on a fully taxable equivalent basis of $7.5 million for the three months ended September 30, 2009 as compared to $7.1 million for the comparable quarter in 2008. Interest income increased by $0.6 million and interest expense increased by $0.2 million from the same period last year. Compared to the third quarter of 2008, for the third quarter of 2009 average interest earning assets increased by $153.8 million while the net interest spread and net interest margin improved by 13 basis points and decreased by 30 basis points, respectively

For the nine months ended September 30, 2009, net interest income on a fully taxable equivalent basis amounted to $20.8 million as compared to $20.0 million for the same period in 2008. Interest income increased by $0.2 million while interest expense decreased by $0.6 million from the same period last year. Compared to the same period in 2008, for the nine months ended September 30, 2009, average interest earning assets increased $95.0 million while net interest spread and margin increased by 17 basis points and decreased by 18 basis points, respectively. The Corporation’s net interest margin was impacted by the high level of uninvested excess cash, which accumulated due to strong deposit growth experienced during the first nine months.

Quarterly Condensed Consolidated Income Statements (unaudited)

(Dollars in thousands, except per share data)
For the quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Net interest income	$7,441	$6,627	$6,379	$6,823	$6,860	$6,429
Provision for loan losses	280	156	1,421	425	465	521
Net interest income after provision for loan losses	7,161	6,471	4,958	6,398	6,395	5,908
Other income	311	2,551	1,384	615	47	1,116
Other expense	(5,186)	(7,314)	(5,319)	(4,754)	(4,578)	(5,188)
Income before income tax	2,286	1,708	1,023	2,259	1,864	1,836
Income tax expense	751	507	224	560	346	428
Net income	1,535	1,201	799	1,699	1,518	1,408
Net income available to common stockholders	$1,387	$1,053	$670	$1,699	$1,518	$1,408
Earnings per common share:
Basic	$0.11	$0.08	$0.05	$0.13	$0.12	$0.11
Diluted	$0.11	$0.08	$0.05	$0.13	$0.12	$0.11
Weighted average common shares outstanding:
Basic	13,000,601	12,994,429	12,991,312	12,989,304	12,990,441	13,070,868
Diluted	13,005,101	12,996,544	12,993,185	12,995,134	13,003,954	13,083,558

Other Income

Total other income increased $264,000 for the third quarter of 2009 compared with the comparable quarter of 2008, primarily as a result of lower net investment securities losses.  On a sequential linked basis in 2009, total other income decreased $2.2 million principally due to net investment securities transactions. During the third quarter of 2009, the Corporation recorded net investment securities losses of $511,000 as compared to $1.1 million for the same period last year. Investment securities losses in the third quarter of 2009 included $889,000 of net gains on the sale of securities, offset by a $1.4 million other-than-temporary impairment charge related to a pooled trust preferred security. During the third quarter of 2008, the Corporation recorded a $1.2 million other-than-temporary impairment charge related to its Lehman Brothers corporate bond. Excluding net securities losses, the Corporation recorded other income of $822,000 for the three months ended September 30, 2009 compared to $841,000 on a sequential linked basis and $1,122,000 for the three months ended September 30, 2008. During the third quarter of 2008, the Corporation recognized $230,000 in tax-free proceeds in excess of contract value on the Corporation’s bank owned life insurance (BOLI) due to the death of one insured participant.

For the nine months ended September 30, 2009, total other income increased $2.2 million compared to the same period in 2008, primarily as a result of net securities gains. Excluding net securities gains, the Corporation recorded other income of $2.4 million for the nine months ended September 30, 2009 compared to $2.9 million for the comparable period in 2008, a decrease of $432,000 or 15.0%. This decrease was primarily attributable to the $230,000 in tax-free proceeds in excess of contract value on the Corporation’s BOLI due to the death of one insured participant, which was recorded in the third quarter of 2008.

Quarterly Consolidated Non-Interest Income (unaudited)

(Dollars in thousands)
For the quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Service charges on deposit accounts	$350	$324	$343	$376	$360	$383
Commissions from mortgage broker activities	4	-	2	7	6	17
Loan related fees (LOC)	35	45	30	53	46	37
Commissions from sale of mutual funds and annuities	17	45	40	22	35	38
Debit card and ATM fees	114	116	106	113	124	130
Bank owned life insurance	273	257	218	247	507	228
Net securities gains (losses)	(511)	1,710	600	(256)	(1,075)	225
Other service charges and fees	29	54	45	53	44	58
Total other income	$311	$2,551	$1,384	$615	$47	$1,116

Other Expense

Other expense for the third quarter of 2009 totaled $5.2 million, an increase of $0.6 million, or 13.3%, from the comparable period in 2008. For the nine months ended September 30, 2009, other expense totaled $17.8 million, an increase of $3.1 million, or 21.1%. In May 2009, the FDIC adopted a final rule on the special assessment that assessed the industry 5 basis points on total assets less Tier 1 capital. The Corporation was required to accrue the charge during the second quarter of 2009, which amounted to approximately $630,000, even though the FDIC collected the fee at the end of the third quarter when the regular quarterly assessments for the second quarter were collected. Additionally, in December 2008, the FDIC adopted a final rule increasing risk-based assessment rates beginning in the first quarter of 2009. As a result of these changes coupled with one-time assessment credits recognized in 2008, FDIC insurance expense increased $292,000 and $1.6 million for the three months and nine months ended September 30, 2009, respectively, over the comparable periods in 2008. OREO expense for the third quarter of 2009 and nine months ended September 30, 2009 increased by $74,000 and $1.4 million compared to the same quarter and nine month period last year, respectively, due primarily to the recognition of a $926,000 write-down coupled with the build out costs relating to the residential real estate condominium project in Union County, New Jersey. The building was sold during the third quarter of 2009 for a gain of $19,000.

The efficiency ratio for the third quarter of 2009 was 62.0% as compared to 55.4% in the third quarter of 2008. For the nine months ended September 30, 2009, the efficiency ratio was 76.5% as compared to 64.2% in the same period of 2008. This increase was due primarily to the increase in FDIC insurance expense and OREO expense.

Quarterly Consolidated Non-Interest Expense (unaudited)

(Dollars in thousands)
For the quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Employee salaries and wages	$1,981	$1,946	$1,861	$1,777	$1,752	$2,013
Employee stock option expense	17	25	22	23	23	36
Health insurance and other employee benefits	361	362	309	(246)	(32)	285
Payroll taxes	159	166	194	139	167	182
Other employee related expenses	11	8	7	17	9	8
Total salaries and employee benefits	$2,529	$2,507	$2,393	$1,710	$1,919	$2,524

Occupancy, net	539	583	797	983	803	734
Premises and equipment	323	319	321	362	352	356
Professional and consulting	190	236	212	152	189	190
Stationery and printing	81	102	70	97	87	118
FDIC Insurance	320	940	365	149	28	20
Marketing and advertising	75	141	130	144	145	188
Computer expense	220	228	214	229	238	226
Bank regulatory related expenses	63	60	60	55	54	55
Postage and delivery	72	64	46	69	67	65
ATM related expenses	63	61	61	59	61	62
OREO expense (benefit)	30	1,375	33	-	(44)	31
Amortization of core deposit intangible	19	22	22	23	23	24
Other expenses	662	676	595	722	656	595
Total other expense	$5,186	$7,314	$5,319	$4,754	$4, 578	$5,188

Key Balance Sheet Changes at September 30, 2009

▪	The Corporation had total loans of $716.1 million at September 30, 2009, a $39.9 million, or 5.9%, increase from December 31, 2008 and a $54.9 million, or 8.3%, increase from September 30, 2008.

▪
Loan growth continued during the quarter in the Corporation’s commercial related segment of the portfolio.  Total  gross loans booked for the quarter included $56.3 million  of new loans and $14.7 million in advances principally offset by payoffs and principal payments of $49.4 million.

▪	At September 30, 2009, the Corporation had $22.2 million in overall undispersed loan commitments, which are expected to fund over the next 90 days.

▪	Loan originations and pipelines for the quarter increased in the commercial sectors of the portfolio inclusive of commercial and commercial real estate loans.

Loan Mix:
(unaudited)

(Dollars in thousands)
At quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Real estate loans
Residential	$200,533	$218,340	$229,903	$240,316	$249,258	$255,817
Commercial	291,133	262,676	256,885	256,527	246,089	224,990
Construction	57,898	54,105	41,242	42,075	47,722	50,638
Total real estate loans	549,564	535,121	528,030	538,918	543,069	531,445
Commercial loans	165,173	157,621	148,444	135,232	116,891	98,845
Consumer and other loans	952	921	928	1,481	672	339
Total loans before unearned fees and costs	715,689	693,663	677,402	675,631	660,632	630,629
Unearned costs, net	411	551	615	572	525	592
Total loans	$716,100	$694,214	$678,017	$676,203	$661,157	$631,221

▪	Investment securities increased by $133.4 at September 30, 2009 compared to December 31, 2008 and increased by $91.7 million when compared to September 30, 2008.

▪	Deposits totaled $961.2 million at September 30, 2009, an increase of $301.6 million from December 31, 2008 and an increase of $284.0 million from September 30, 2008.

▪
Total deposit funding sources, including overnight repurchase agreements (which agreements are part of the demand deposit base), amounted to $1.0 billion at September 30, 2009, an increase of $323.6 million from December 31, 2008, which reflected inflows in core savings deposits and CDARS Reciprocal deposits, as customers’ needs for safety and more liquidity became paramount in light of the financial crisis.

▪
Time certificates of deposit of $100,000 and over increased $165.5 million as compared to December 31, 2008 due primarily to an increase in CDARS Reciprocal deposits, which has become an attractive product for customers who are sensitive to obtaining full FDIC insurance for their time deposits.

▪
The Corporation expects its deposit gathering efforts to remain strong, supported in part by the recent actions by the FDIC in temporarily raising the deposit insurance limits. The Corporation is a participant in the FDIC’s Transaction Account Guarantee Program. Under this program, all non-interest bearing deposit transaction accounts are fully guaranteed by the FDIC, regardless of dollar amount, through June 30, 2010, with increased fees.

▪	Borrowings totaled $280.5 million at September 30, 2009, reflecting an increase of $6.9 million from December 31, 2008, primarily reflecting short term purchase agreements.

The following table reflects the Corporation’s deposits for the periods specified.

Deposit Mix (unaudited)

(Dollars in thousands)
At quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Checking accounts
Non interest bearing	$126,205	$130,115	$114,607	$113,319	$114,631	$110,891
Interest bearing	136,070	137,578	132,682	139,349	129,070	124,469
Savings deposits	215,275	185,074	137,197	66,359	61,623	63,918
Money market accounts	132,395	129,756	114,363	111,308	140,533	147,202
Time deposits	351,212	372,619	269,530	229,202	231,287	174,710
Total Deposits	$961,157	$955,142	$768,379	$659,537	$677,144	$621,190

On September 30, 2009, the FDIC proposed a rule that would require insured institutions to prepay their estimated quarterly assessments through December 31, 2012 to strengthen the cash position of the Deposit Insurance Fund. Once final, the rule would require the cash prepayment on December 30, 2009. Management believes the prepayment (estimated to be approximately $4.5 million) will not have a significant impact on our future cash position or operations.

Additional Information for the Third Quarter 2009 -

▪	Total assets amounted to $1.35 billion at September 30, 2009, which positions the Corporation as one of the largest New Jersey headquartered financial institutions.

▪
Continued improvement in earning asset mix from the same quarter last year, as average loans increased by $41.9 million while average investment securities, including federal fund sold, increased by $111.9 million

Quarterly Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)
At quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Cash and due from banks	$172,401	$176,784	$90,634	$15,031	$15,952	$16,172
Fed funds and money market funds	-	-	-	-	-	-
Investments	376,097	378,895	266,032	242,714	284,349	253,780
Loans	716,100	694,214	678,017	676,203	661,157	631,221
Allowance for loan losses	(7,142)	(6,917)	(6,769)	(6,254)	(6,080)	(5,660)
Restricted investment in bank stocks, at cost	10,673	10,675	10,228	10,230	10,277	10,325
Premises and equipment, net	18,155	18,430	18,313	18,488	18,545	18,203
Goodwill	16,804	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	243	262	283	306	328	350
Bank owned life insurance	26,162	25,888	23,156	22,938	22,690	22,710
Other real estate owned	-	3,500	4,426	3,949	-	-
Other assets	20,023	23,068	19,889	22,884	18,756	22,531
TOTAL ASSETS	$1,349,516	$1,341,603	$1,121,013	$1,023,293	$1,042,778	$986,436
Deposits	$961,157	$955,142	$768,379	$659,537	$677,144	$621,190
Borrowings	280,509	252,498	255,365	273,595	281,046	279,585
Other liabilities	15,642	44,505	7,840	8,448	3,964	5,268
Stockholders' equity	92,208	89,458	89,429	81,713	80,624	80,393
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$1,349,516	$1,341,603	$1,121,013	$1,023,293	$1,042,778	$986,436

Condensed Consolidated Average Balance Sheets (unaudited)

(Dollars in thousands)
For the quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Investments, Fed funds, and other	$385,270	$304,482	$253,445	$272,507	$273,337	$301,118
Loans	693,670	686,675	679,953	670,212	651,766	601,655
Allowance for loan losses	(6,978)	(6,891)	(6,384)	(6,235)	(5,840)	(5,404)
All other assets	274,103	211,495	131,861	95,514	93,535	91,631
TOTAL ASSETS	$1,346,065	$1,195,761	$1,058,875	$1,031,998	$1,012,798	$989,000
Deposits-interest bearing	$845,504	$716,243	$588,599	$554,652	$521,459	$499,342
Deposits-non interest bearing	129,592	121,482	115,541	112,936	118,623	114,744
Borrowings	266,825	253,310	255,269	278,524	288,002	284,264
Other liabilities	13,411	14,921	8,567	4,798	4,321	6,508
Stockholders’ equity	90,733	89,805	90,899	81,088	80,393	84,142
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$1,346,065	$1,195,761	$1,058,875	$1,031,998	$1,012,798	$989,000

About Center Bancorp

Center Bancorp, Inc. is a financial services holding company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division which includes its wholly owned subsidiary, Center Financial Group LLC, provides financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration. Center additionally offers title insurance services in connection with the closing of real estate transactions, through two subsidiaries, Union Title Company and Center Title Company.

The Bank currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank’s primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At September 30, 2009, the Corporation had total assets of $1.3 billion, total deposit funding sources, which includes overnight repurchase agreements, of $1.0 billion and stockholders’ equity of $92.2 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. This measure may be important to investors that are interested in analyzing our return on equity exclusive of the effect of changes in intangible assets on equity. The following table presents a reconciliation of return on average stockholders’ equity and return on average tangible stockholders’ equity for the periods presented:

(Dollars in thousands)
For the quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Net income	$1,535	$1,201	$799	$1,699	$1,518	$1,408
Average stockholders’ equity	$90,733	$89,805	$90,899	$81,088	$80,393	$84,142
Less: Average goodwill and other intangible assets	17,058	17,078	17,101	17,123	17,145	17,169
Average tangible stockholders’ equity	$73,675	$72,727	$73,798	$63,965	$63,248	$66,973
Return on average stockholders’ equity	6.77%	5.35%	3.52%	8.38%	7.55%	6.69%
Add: Average goodwill and other intangible assets	1.56	1.26	0.81	2.24	2.05	1.72
Return on average tangible stockholders’ equity	8.33%	6.61%	4.33%	10.62%	9.60%	8.41%

“Tangible book value per common share” is also a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The Corporation believes that a disclosure of tangible book value per common share may be helpful for those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets. The following table presents a reconciliation of total book value per common share to tangible book value per common share as of the dates presented:

(Dollars in thousands)
At quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Common shares outstanding	13,000,601	13,000,601	12,991,312	12,991,312	12,988,284	13,016,075
Stockholders’ equity	$92,208	$89,458	$89,429	$81,713	$80,624	$80,393
Less: Preferred stock	9,599	9,578	9,557	-	-	-
Less: Goodwill and other intangible assets	17,047	17,066	17,087	17,110	17,132	17,154
Tangible common stockholders’ equity	$65,562	$62,814	$62,785	$64,603	$63,492	$63,239
Book value per common share	$6.35	$6.14	$6.15	$6.29	$6.21	$6.18
Less: Goodwill and other intangible assets	1.31	1.31	1.32	1.32	1.32	1.32
Tangible book value per common share	$5.04	$4.83	$4.83	$4.97	$4.89	$4.86

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration for intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both back out goodwill and other intangible assets. The following table presents a reconciliation of total assets to tangible assets and then presents a reconciliation of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented:

(Dollars in thousands)
At quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Total assets	$1,349,516	$1,341,603	$1,121,013	$1,023,293	$1,042,778	$986,436
Less: Goodwill and other intangible assets	17,047	17,066	17,087	17,110	17,132	17,154
Tangible assets	$1,332,469	$1,324,537	$1,103,926	$1,006,183	$1,025,646	$969,282
Total stockholders' equity/total assets	6.83%	6.67%	7.98%	7.99%	7.73%	8.15%
Tangible common stockholders' equity/tangible assets	4.92%	4.74%	5.69%	6.42%	6.19%	6.52%

Total non-interest income is presented both including and excluding net securities gains (losses). We believe that many investors desire to evaluate non-interest income without regard for securities transactions. The following table presents a reconciliation of total non-interest (or other) income with total non-interest (or other) income excluding the impact of securities transactions.

(Dollars in thousands)
For the quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Total non-interest income	$311	$2,551	$1,384	$615	$47	$1,116
Net securities gains (losses)	(511)	1,710	600	(256)	(1,075)	225
Total non-interest income, excluding net securities gains (losses)	$822	$841	$784	$871	$1,122	$891

“Efficiency ratio” is a non-GAAP financial measure and is defined as non-interest expense as a percentage of net interest income on a tax equivalent basis plus non-interest income, excluding net securities gains (losses), as follows:

(Dollars in thousands)
For the quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Other expense	$5,186	$7,314	$5,319	$4,754	$4,578	$5,188
Net interest income (tax equivalent basis)	$7,536	$6,753	$6,556	$7,086	$7,148	$6,776
Other income, excluding net securities gains (losses)	822	841	784	871	1,122	891
	$8,358	$7,594	$7,340	$7,957	$8,270	$7,667
Efficiency ratio	62.0%	96.3%	72.5%	59.7%	55.4%	67.7%

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding the Corporation’s outlook, credit trends, future growth and the timing of funding of undisbursed commitments) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the current global financial crisis and the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
(908) 206-2886

Joseph Gangemi
Investor Relations
(908) 206-2886

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
(unaudited)

(Dollars in Thousands, Except Per Share Data)	September 30, 2009	December 31, 2008

ASSETS
Cash and due from banks	$172,401	$15,031
Investment securities available-for sale	376,097	242,714
Loans	716,100	676,203
Less — Allowance for loan losses	7,142	6,254
Net loans	708,958	669,949
Restricted investment in bank stocks, at cost	10,673	10,230
Premises and equipment, net	18,155	18,488
Accrued interest receivable	4,642	4,154
Bank owned life insurance	26,162	22,938
Other real estate owned	—	3,949
Goodwill and other intangible assets	17,047	17,110
Other assets	15,381	18,730
Total assets	$1,349,516	$1,023,293
LIABILITIES
Deposits:
Non-interest bearing	$126,205	$113,319
Interest-bearing
Time deposits $100 and over	265,999	100,493
Interest-bearing transactions, savings and time deposits $100 and less	568,953	445,725
Total deposits	961,157	659,537
Short-term borrowings	52,171	45,143
Long-term borrowings	223,183	223,297
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	9,208	8,448
Due to brokers for investment securities	6,434	—
Total liabilities	1,257,308	941,580
STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share:
Authorized 5,000,000 shares; issued 10,000 shares in 2009 and none in 2008	9,599	—
Common stock, no par value:
Authorized 20,000,000 shares; issued 15,190,984 shares in 2009 and 2008; outstanding 13,000,601 in 2009 and 12,991,312 shares in 2008	86,908	86,908
Additional paid in capital	5,652	5,204
Retained earnings	17,440	16,309
Treasury stock, at cost (2,190,383 in 2009 and 2,199,672 shares in 2008)	(17,720	(17,796)
Accumulated other comprehensive loss	(9,671)	(8,912)
Total stockholders’ equity	92,208)	81,713
Total liabilities and stockholders’ equity	$1,349,516	$1,023,293

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in Thousands, Except Per Share Data)	2009	2008	2009	2008
Interest income:
Interest and fees on loans	$9,255	$9,427	$27,568	$26,575
Interest and dividends on investment securities:
Taxable interest income	3,874	2,514	9,333	7,914
Non-taxable interest income	185	559	773	2,036
Dividends	177	189	465	645
Interest on Federal funds sold and securities purchased under agreement to resell	—	—	—	109
Total interest income	13,491	12,689	38,139	37,279
Interest expense:
Interest on certificates of deposit $100 or more	1,077	618	2,844	1,830
Interest on other deposits	2,974	2,434	7,803	8,302
Interest on borrowings	1,999	2,777	7,045	8,171
Total interest expense	6,050	5,829	17,692	18,303
Net interest income	7,441	6,860	20,447	18,976
Provision for loan losses	280	465	1,857	1,136
Net interest income after provision for loan losses	7,161	6,395	18,590	17,840
Other income:
Service charges, commissions and fees	464	484	1,353	1,526
Annuity and insurance	17	35	102	90
Bank owned life insurance	273	507	748	956
Other	68	96	244	307
Total other-than-temporary impairment losses	(1,878)	(1,200)	(2,018)	(1,391)
Less: Portion of loss recognized in other comprehensive income (before taxes)	478	—	478	—
Net other-than-temporary impairment losses	(1,400)	(1,200)	(1,540)	(1,391)
Net gains on sale of investment securities	889	125	3,339	541
Net investment securities gains (losses)	(511)	(1,075)	1,799	(850)
Total other income	311	47	4,246	2,029
Other expense:
Salaries and employee benefits	2,529	1,919	7,429	6,795
Occupancy, net	539	803	1,919	2,296
Premises and equipment	323	352	963	1,074
FDIC insurance	320	28	1,625	68
Professional and consulting	190	189	638	551
Stationery and printing	81	87	253	300
Marketing and advertising	75	145	346	493
Computer expense	220	238	662	605
OREO expense (benefit), net	30	(44)	1,438	20
Other	879	861	2,546	2,517
Total other expense	5,186	4,578	17,819	14,719
Income before income tax expense	2,286	1,864	5,017	5,150
Income tax expense	751	346	1,482	1,007
Net income	1,535	1,518	3,535	4,143
Preferred stock dividends and accretion	148	—	425	—
Net income available to common stockholders	$1,387	$1,518	$3,110	$4,143
Earnings per common share:
Basic	$0.11	$0.12	$0.24	$0.32
Diluted	$0.11	$0.12	$0.24	$0.32
Weighted average common shares outstanding:
Basic	13,000,601	12,990,441	12,995,481	13,068,400
Diluted	13,005,101	13,003,954	12,998,211	13,083,112

SUMMARY SELECTED QUARTERLY STATISTICAL INFORMATION AND FINANCIAL DATA

(Dollars in Thousands, Except per Share Data)

	Three Months Ended
	9/30/2009	6/30/2009	9/30/2008
Statements of Income Data:
Interest income	$13,491	$12,706	$12,689
Interest expense	6,050	6,079	5,829
Net interest income	7,441	6,627	6,860
Provision for loan losses	280	156	465
Net interest income after provision for loan losses	7,161	6,471	6,395
Other income	311	2,551	47
Other expense	5,186	7,314	4,578
Income before income tax expense	2,286	1,708	1,864
Income tax expense	751	507	346
Net income	1,535	1,201	1,518
Net income available to common stockholders	$1,387	$1,053	$1,518
Earnings per common share:
Basic	$0.11	$0.08	$0.12
Diluted	$0.11	$0.08	$0.12
Statements of Condition Data (Period End):
Investments	376,097	$378,895	$284,349
Total loans	716,100	694,214	661,157
Goodwill and other intangibles	17,047	17,066	17,132
Total assets	1,349,516	1,341,603	1,042,778
Deposits	961,157	955,142	677,144
Borrowings	280,509	252,498	281,046
Stockholders' equity	$92,208	$89,458	$80,624
Dividend Data on Common Shares:
Cash dividends	$390	$390	$1,169
Dividend payout ratio	28.14%	37.04%	77.01%
Cash dividends per share	$0.03	$0.03	$0.09
Weighted Average Common Shares Outstanding:
Basic	13,000,601	12,994,429	12,990,441
Diluted	13,005,101	12,996,544	13,003,954
Operating Ratios:
Return on average assets	0.46%	0.40%	0.60%
Average stockholders' equity to average assets	6.74%	7.51%	7.94%
Return on average equity	6.77%	5.35%	7.55%
Return on average tangible stockholders’ equity	8.33%	6.61%	9.60%
Book value per common share	$6.35	$6.14	$6.21
Tangible book value per common share	$5.04	$4.83	$4.89
Non-Financial Information (Period End):
Common stockholders of record	617	627	649
Staff-full time equivalent	165	155	156